Exhibit 99.1

Ultralife Batteries, Inc. Receives $2.2 Million U.S. Army Battery Order

    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 22, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $2.2 million from the U.S. Defense Department for its BA-5372/U military battery. The order represents another release under Ultralife's Next Gen II Small Cylindrical battery contract. Deliveries against the new release are expected to begin by the end of 2005.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "We have been supplying this important battery under a number of contracts for 10 years and have increased production due to its sustained high demand. This latest order illustrates the strength of the overall demand for military batteries, since the BA-5372 is used in the same radio systems as our BA-5390 battery."
    NextGen II is the U.S. Army's five-year battery procurement strategy. Phase II of this program included production contracts awarded to provide three types of primary (non-rechargeable) lithium-manganese dioxide batteries. The three battery types - BA-5372/U, BA-5367/U and BA-5368/U - comprise the Small Cylindrical Cell Lithium Manganese Dioxide Battery Group. A major objective of this five-year procurement strategy is to establish and maintain a domestic production base of a sufficient capacity to timely meet peacetime demands and have the ability to surge quickly to meet deployment demands.
    The BA-5372/U battery is used for memory backup primarily for the AN/PRC-119 MANPACK Single Channel Ground and Airborne Radio System (SINCGARS), and in numerous other applications including encryption and cryptographic devices, and the Patriot Missile System.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.
    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
                 or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
                 or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-838-3777
             ctaitt@lhai.com